Exhibit 8

List of Investors

Name	City/State	Committed Amount
		(in thousands)
Names Family Limited Partnership	Fircrest, WA	$6,000

Kevin Taylor	Bellevue, WA	$5,000

Tom Ellison	Bellevue, WA	$5,000

W.K. Paulus	Bow, WA	$2,500

Stuchell/John Shaw	Everett, WA	$1,130

Tom Walker	Mountlake Terrace, WA	$750

Phil MacDonald	Newport Beach, CA	$1,100

Randy Ottinger	Mercer Island, WA	$1,000

Jon McCreary	Ephrata, WA	$1,000

Jeffrey Wright	Bellevue, WA	$2,020

Charles Billow	Seattle, WA	$2,000

Hayden Watson	Redmond, OR	$1,000

John Mackay	Vancouver, B.C.	$2,000

		$30,500